                       CONSENT OF INDEPENDENT ACCOUNTANTS



                    We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement of ICC Technologies, Inc. (the Company) on Form S-3 (File No. 33-92662) of our report, which includes an explanatory paragraph which refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern, dated March 24, 1995, on our audits of the financial statements of ICC Technologies, Inc. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference in this Registration Statement of ICC Technologies, Inc. of our report, which includes an explanatory paragraph which refers to conditions that raise substantial doubt about Engelhard/ICC's ability to continue as a going concern, dated March 24, 1995, on our audit of the financial statements of Engelhard/ICC as of December 31, 1994 and for the period February 7, 1994 (date of formation) to December 31, 1994, which report is also included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We consent to the references to our firm under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.





Philadelphia, Pennsylvania
August 16, 1995





                                  EXHIBIT 24.2